EXHIBIT 99.1
Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES PRELIMINARY
2021 SECOND QUARTER OPERATING RESULTS

MINNEAPOLIS, MN – August 13, 2021 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today announced selected preliminary operating results for the second quarter ended June 30, 2021 (“Q2 2021”).

Overview
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Q2 2021 net revenue between $5.9 million and $6.1 million
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Q2 2021 operating loss between $850,000 and $1,050,000
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Q2 2021 net loss between $850,000 and $1,050,000

Insignia’s President and CEO, Kristine Glancy, commented, “On a preliminary basis, Q2 2021 revenue was strong, driven by the continued momentum on our non-POPS portfolio. Our non-POPS revenue increased substantially versus the comparable quarter in 2020 partially offset by our POPS revenue declining somewhat in the same time period. Similar to the first quarter of 2021, our non-POPS revenue contributed the majority of our revenue, with approximately 79% being driven by display, on-pack and mobile businesses. While we are lapping the second quarter of 2020, our most negatively impacted quarter from the COVID-19 pandemic, the team was also successful in retaining existing clients for repeat programs as well as acquiring new clients for first time programs. I’m optimistic given our expanded internal knowledge, and capabilities from our new hires as well as our existing team, that we can continue to grow in our non-POPS businesses. While I’m optimistic about the continued potential of our non-POPS businesses, our POPS business continues to be challenged by continued competitive pressures and the expiration of our 10-year selling agreement with News America Marketing in April 2021.”

Ms. Glancy continued, “As we execute and plan for the remainder of 2021 and into 2022, our primary focus will be on our growing solutions as we allocate resources and investment; and right-size our resources on POPS. It is imperative that we continue to listen to our clients’ needs and pivot the organizations focus to where brands and retailers are looking to spend. With the overall diversity in our product solutions, we believe we are well-suited to address both a brands and retailers need in-store and digitally.”

On August 13, 2021, the audit committee of the company’s board of directors, after considering the recommendations of management, concluded that Insignia’s audited financial statements for the years ended December 31, 2020 and 2019, included in Insignia’s annual report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”), and the Insignia’s unaudited financial statements for the quarterly periods within those years, and for the quarter ended March 31, 2021 should no longer be relied upon due to misstatements related to sales tax matters described in greater detail in the current report on Form 8-K filed with the Securities and Exchange Commission on August 13, 2021, and that Insignia will restate such financial statements to make the necessary accounting corrections.

The following table presents preliminary results for Q2 2021 and preliminary restated results for the second quarter of 2020, each of which reflects the estimated impacts of the sales tax matters relating to the above-referenced restatement.

Preliminary Operating Results:
(Unaudited)

Three months ended
June 30,
	2021	2020

Net sales (in millions)	$5.9 - $6.1	$3.2 - $3.4
Operting loss (in thousands)	$850 - $1,050	$1,800 - $2,000
Net loss (in thousands)	$850 - $1,050	$1,800 - $2,000

Based on the preliminary operating results, net sales increased primarily due to growth in non-POPS services/products compared to the prior year period, which partially resulted from the substantial negative impacts on net sales from the COVID-19 pandemic during the prior year period. Improvements in operating loss and net loss were primarily due to the increase in non-POPS net sales, as well as increases to POPS solutions margin, partially offset by increased legal expenses in Q2 2021 compared to the prior year period.

The foregoing preliminary unaudited financial information for Q2 2021 is based upon estimates and subject to completion of our financial closing procedures and external audit and interim review processes. Such financial information has been prepared by management solely on the basis of currently available information. The preliminary unaudited financial information does not represent and is not a substitute for a comprehensive statement of financial results, and our actual results may differ materially from these estimates because of final adjustments, the completion of our financial closing procedures, including the pending restatements, and other developments after the date of this release.

About Insignia Systems, Inc.

Insignia Systems, Inc. sells product solutions ranging from in-store to digital advertising. Consumer-packaged goods (CPG) manufacturers and retailers across the country rely on our deep expertise in the dynamic retail environment to provide a full suite of shopper engagement solutions.

For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com
Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “intend,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, preliminary operating results and restated results, future service revenues, innovation and transformation of Insignia’s business, allocations of resources, benefits of new relationships, and the impacts of the COVID-19 pandemic and efforts to mitigate the same are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our annual report on Form 10-K for the year ended December 31, 2020 and additional risks, if any, identified in our quarterly reports on Form 10-Q and our current reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Insignia's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.